Exhibit 99.1

Investors: Valerie Haertel	Media: Jeffrey Simek
(201) 269-5781	(201) 269-6400
valerie_haertel@medco.com	jeffrey_simek@medco.com

Medco Reports Strong Third-Quarter 2006 GAAP Earnings

per Share of $0.62

– Company Provides 2007 Guidance, Anticipating GAAP EPS Growth of 17% to 21% over

2006, Excluding First Quarter 2006 One-Time Legal Settlements Charge –

– Company Increases Share Repurchase Program by $1 Billion –

Third-Quarter Highlights

•	Record EBITDA per adjusted prescription of $2.30, up 25.7 percent

•	Record generic dispensing rate of 56.0 percent, up 4.5 points

•	$10.5 billion in net revenues, up 12.2 percent from $9.3 billion

•	5.7 percent gross margin, up 70 basis points from the third quarter of 2005

Updated 2006 Guidance

•	Raises and narrows expectations; GAAP diluted earnings per share expected to be $2.33 to $2.36, up from $2.26 to $2.35, excluding one-time legal settlements charge of $0.33 per share

•	Diluted earnings per share expected to be $2.69 to $2.72, excluding approximately $0.36 in amortization of intangible assets that existed when Medco became a publicly traded company, and the one-time legal settlements charge

2007 Guidance

•	GAAP diluted earnings per share projected at $2.76 to $2.83; up 17 percent to 21 percent over 2006 guidance, excluding the one-time settlements charge

•	Diluted earnings per share projected at $3.12 to $3.19, excluding $0.36 amortization of intangible assets; up 15 percent to 19 percent over 2006 guidance, excluding the one-time settlements charge

FRANKLIN LAKES, N.J., Nov. 3, 2006 – Medco Health Solutions, Inc. (NYSE: MHS) today reported third-quarter 2006 GAAP diluted earnings per share of $0.62, an increase of 17.0 percent compared to $0.53 for the third quarter of 2005. The provision for income taxes reflects a benefit of $0.02 per share in the third quarter of 2006 from a favorable tax ruling, while third- quarter 2005 reflects a tax benefit of $0.09 per share from state income tax law changes and other tax items. Excluding $0.09 per share in amortization of intangible assets that existed when Medco became a publicly traded company, third-quarter 2006 cash diluted earnings per share were $0.71.

“Medco’s strong financial performance for the quarter clearly demonstrates that our business strategies are producing the desired results,” said David B. Snow Jr., Medco chairman and CEO. “Furthermore, as is evident from our 2007 earnings guidance, we plan to build on this success, driven by contributions from all of our key drivers — the most important being growth in generics followed by growth in mail-order, specialty, Medicare Part D and net-new business. To date, Medco has won more than $1.2 billion in new-named business for 2007 on top of $3.7 billion in 2006.

“Our generic dispensing rate is at a record level, and Medco, along with our clients and members, are poised to benefit from the tremendous wave of new generic product availability. Higher generic mail dispensing rates for the quarter are attributable primarily to the availability of generic alternatives for such chronic medications as Zocor and Zoloft, two products included in the nearly $45 billion in brand-name drug patent expirations expected to occur beginning in 2006 through 2010,” said Snow.

Third-Quarter Financial and Operational Results

Medco reported third-quarter 2006 net revenues of nearly $10.5 billion, an increase of 12.2 percent compared to $9.3 billion in the third quarter of 2005. The revenue growth reflects a full quarter of Accredo Health, Incorporated (“Accredo”) results in 2006, compared to a five week period in third-quarter 2005, when Accredo was acquired. Net revenues also increased as a result of higher new client volume and price inflation by pharmaceutical manufacturers on brand-name drugs, partially offset by previously announced customer losses and a greater representation of lower cost generic drugs. Higher generic dispensing rates, which benefit clients and members and contributed to higher gross margins, resulted in a reduction of approximately $530 million in net revenues in the third quarter of 2006 compared to the third quarter of 2005.

Service revenues in the third quarter of 2006 increased $24.6 million, or more than 24 percent, from the same quarter in 2005, reflecting higher fees from clients including Medicare-related services and clinical product offerings.

Total prescription volume in the third quarter of 2006, adjusting for the difference in days supply between mail and retail, increased 3.3 percent to 179.2 million from 173.4 million in the third quarter of 2005. Medco dispensed 22.3 million prescriptions through its mail-order pharmacies in the third quarter, up 4.2 percent from 21.4 million prescriptions in the third quarter of 2005. Retail prescription volume increased to 112.7 million for the quarter, up 3.2 percent from the third quarter of 2005.

Adjusted mail prescriptions as a percentage of total prescriptions amounted to 37.1 percent, up from 37.0 percent in the same period in 2005. (Please see Table 8 for the calculation of adjusted prescription volume.)

Total gross margin of 5.7 percent increased 70 basis points when compared to the third quarter of 2005, and 20 basis points when compared to the 5.5 percent reported in the second quarter of 2006. These increases primarily reflect higher generic dispensing rates and the inclusion of a full quarter of results from Accredo in the third quarter of 2006. The overall generic dispensing rate in the third quarter was a record 56.0 percent, up 4.5 percentage points from the third quarter of 2005. Generic dispensing rates at mail were 46.3 percent, an increase of 4.7 percentage points from the third quarter of 2005. Generic dispensing rates at retail were 57.9 percent, up 4.4 percentage points from the same period last year.

Total selling, general and administrative (“SG&A”) expense was $222.9 million, a 19.6 percent increase compared to the third quarter of 2005. The year-over-year increase reflects the inclusion of an incremental two months of Accredo expenses in 2006, and stock option expense.

EBITDA (Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization) for the quarter was $412.9 million, an increase of $95.8 million, or 30.2 percent, compared to the same period last year, driven by the improved gross margin levels related to higher generic dispensing rates, specialty margin and new business contribution. EBITDA per adjusted prescription in the quarter increased 25.7 percent to a record $2.30, compared to $1.83 in the third quarter of 2005, reflecting the higher generic dispensing rates, increased specialty product volumes, and overall business efficiencies. (Please refer to Table 8 for a reconciliation of EBITDA to reported net income.)

Interest and other (income) expense, net, for the quarter amounted to $20.9 million for third-quarter 2006, compared to $10.6 million in third-quarter 2005. The growth in interest expense is attributable to higher average debt levels, largely associated with debt incurred upon the acquisition of Accredo, and additional short-term borrowings.

The effective tax rate for the quarter of 37.0 percent reflects the impact of a favorable ruling from the Internal Revenue Service. The tax adjustment resulting from this ruling has a favorable $0.02 impact on earnings per share.

GAAP net income for the third quarter rose to $185.8 million, up 18.6 percent from the same period last year. Total stock option expense reflected in Income Before Provision for Income Taxes amounted to $14.8 million in third-quarter 2006, with a pro forma equivalent of $23.7 million in 2005. This pro forma equivalent amount for 2005 reflects the impact of Statement of Financial Accounting Standards (SFAS) No. 123R – “Share Based Payment,” which was adopted in the first quarter of 2006. (Please see Table 6 for reconciliation of GAAP EPS to GAAP Pro Forma EPS.)

Medicare Part D

During the quarter, Medco was designated by the Centers for Medicare and Medicaid Services (CMS) to offer its national Medicare Prescription Drug Plan (PDP), Medco YOURx PLAN™, for a second consecutive year as one of 17 national PDP sponsors. Medco currently has more than 1.3 million Medicare Part D members, comprised of over 430,000 members through Medco YOURx PLAN and approximately 900,000 members with its health plan and employer PDP partners.

Specialty Pharmacy Segment

Medco’s specialty pharmacy segment, Accredo Health Group, generated net revenues totaling nearly $1.4 billion and operating income of $44.2 million for the quarter, which includes $9.6 million in intangible asset amortization. Gross margin was 7.6 percent as compared to 8.3 percent in the second quarter of 2006, reflecting changes in product mix. Today, Medco has 42.5 million members eligible to receive specialty pharmacy benefits through Accredo Health Group.

Share Repurchases

Medco has today announced that our Board of Directors had authorized the expansion of our share repurchase plan by an incremental $1 billion, bringing the amount authorized under such repurchase plan to a cumulative total of $2.5 billion. The original share repurchase plan, which was approved in August 2005, authorized share repurchases of $500 million. The plan was increased by an incremental $1 billion in December 2005. The expiration date of the plan has been extended through October 2008. Under the plan, shares are purchased in the open market at times and in amounts deemed appropriate by the company’s Board and senior management.

Medco repurchased 1.225 million shares at a cost of $71.8 million in the third quarter as part of the $1.5 billion stock repurchase program. Since the inception of the program, Medco has repurchased 22.8 million shares at a cost of $1,232.5 million through the third quarter of 2006.

Updated 2006 Guidance

The company has raised and narrowed expectations for 2006 diluted earnings per share from $2.26 to $2.35, to $2.33 to $2.36, excluding the effect of the first-quarter one-time legal settlements charge of $0.33 per share. Excluding approximately $0.36 in amortization of intangible assets, and the effect of the first-quarter one-time legal settlements charge, the company expects 2006 diluted earnings per share of $2.69 to $2.72.

2007 Guidance

GAAP diluted earnings per share for the full-year 2007 are projected to be in the range of $2.76 to $2.83, representing growth in earnings per share of 17 to 21 percent over 2006, excluding the one-time legal settlements charge recorded in the first quarter of 2006.

Mail-order volume is expected to be approximately 95 million for the full year 2007. This guidance incorporates an anticipated annual tax rate ranging from 38.0 to 38.5 percent, and an estimated range of 295 to 300 million in weighted average diluted shares outstanding.

Diluted earnings per share in 2007, excluding the effect of amortization of intangibles and the 2006 one-time legal settlements charge, are anticipated to grow 15 to 19 percent over 2006 earnings, with a range of $3.12 to $3.19. (Please see Table 9 for a reconciliation of GAAP earnings per share to earnings per share excluding amortization of intangible assets.)

“Medco’s outlook for 2007 reflects our confidence in the company’s success, founded on constant innovation and solid execution, and all in the interest of lowering the cost of prescription healthcare for our clients and millions of Americans,” stated Snow.

Use of Non-GAAP Measures

The company calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, the company believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for the company’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from EBITDA but included in the calculation of the company’s reported net income are significant components of the consolidated statements of income, and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Additionally, in Table 8, we have calculated the nine-months 2006 EBITDA excluding the one-time legal settlements charge recorded in the first quarter of 2006 as this is not considered an indicator of the ongoing performance of the Company.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of our EBITDA performance on a per-unit basis, providing insight into the cash-generating potential of each prescription. EBITDA per adjusted prescription reflects the level of efficiency in the business and is affected by changes in prescription volumes between retail and mail, as well as the relative representation of brand-name, generic and specialty drugs.

Medco uses earnings per share excluding intangible asset amortization expense as a supplemental measure of operating performance. The excluded amortization is associated with intangible assets that substantially arose in connection with the acquisition of Medco by Merck & Co., Inc. in 1993 that were pushed down to Medco’s balance sheet. The company believes that earnings per share, excluding the amortization of these intangibles, is a useful measure because of the significance of this non-cash item and to enhance comparability with its peers. The intangible asset amortization resulting from Medco’s acquisition of Accredo Health, Incorporated, in August 2005 is not part of the excluded amortization in this calculation because it results from a Medco investment decision.

Conference Call

Management will hold a conference call to review the financial results, outlook and related matters on November 3, 2006 at 8:30 a.m. ET.

To access the live conference call via telephone:

Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

To access the live webcast:

Visit the Investor Relations section at www.medco.com or go directly to www.medco.com/investor.

For a replay of the call:

A replay of the call will be available after the event on November 3, 2006 through November 17, 2006. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 7883344.

About Medco

Medco Health Solutions, Inc. (NYSE:MHS) is the nation’s leading pharmacy benefit manager based on its 2005 total net revenues of nearly $38 billion. Medco’s prescription drug benefit programs are designed to drive down the cost of pharmacy health care for private and public employers, health plans, labor unions and government agencies of all sizes, and for individuals served by the Medicare Part D Prescription Drug Program. Medco’s technologically advanced mail-order pharmacies and award-winning Internet pharmacy have been recognized for setting new industry benchmarks for pharmacy dispensing quality. Medco serves the needs of patients with complex conditions requiring sophisticated treatment through its specialty pharmacy operation, which became the nation’s largest with the 2005 acquisition of Accredo Health, Incorporated. Medco is the highest-ranked pharmacy benefit manager on the 2006 Fortune 500 list. On the Net: http://www.medco.com.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include:

•	Risks associated with our acquisition of Accredo Health, Incorporated (“Accredo”), including integration risks, and an increase in credit risk resulting from the payment streams associated with specialty pharmacy accounts receivable;

•	Governmental investigations, and governmental, qui tam and other liability claims asserted against us, and any associated mandatory changes to our business practices;

•	Competition in the PBM and specialty pharmacy industries and in the broader healthcare industry;

•	Pressure on discounts and rebates from pharmaceutical manufacturers and margins in the PBM industry;

•	Our ability to obtain new clients and the possible termination of, or unfavorable modification to, contracts with key clients;

•	Risks and uncertainties regarding the implementation and ongoing execution of the Medicare Part D prescription drug benefit;

•	Possible regulatory changes affecting pricing, rebates, discounts or other practices of pharmaceutical manufacturers;

•	Risks associated with the secure storage and transmission of personal health information and other confidential data;

•	Developments in the healthcare industry, including the effect of increases in overall healthcare costs, changes in drug utilization and cost patterns and the introduction of new brand-name and/or generic drugs;

•	New or existing governmental regulations or legislation and changes in, or the failure to comply with, governmental regulations or legislation;

•	The possibility of a material non-cash charge to income if our recorded intangible assets are impaired or require accelerated amortization from a change in the remaining useful life;

•	Risks associated with our indebtedness and debt service obligations; and

•	General economic and business conditions.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other uncertainties and potential events described in our Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission (“SEC”).

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Product net revenues (Includes retail co-payments of $1,779 and $1,802 in the third quarters of 2006 and 2005, and $5,539 and $5,434 in the nine months of 2006 and 2005)	$10,334.8	$9,223.7	$31,237.1	$26,786.3
Service revenues	126.3	101.7	376.4	281.1

Total net revenues	10,461.1	9,325.4	31,613.5	27,067.4

Cost of operations:
Cost of product net revenues (Includes retail co- payments of $1,779 and $1,802 in the third quarters of 2006 and 2005, and $5,539 and $5,434 in the nine months of 2006 and 2005)	9,840.8	8,839.5	29,809.2	25,629.2
Cost of service revenues	26.8	22.8	89.0	72.3

Total cost of revenues	9,867.6	8,862.3	29,898.2	25,701.5
Selling, general and administrative expenses	222.9	186.4	857.9	536.8
Amortization of intangibles	54.6	48.1	163.9	138.0
Interest and other (income) expense, net	20.9	10.6	49.8	27.1

Total cost of operations	10,166.0	9,107.4	30,969.8	26,403.4

Income before provision for income taxes	295.1	218.0	643.7	664.0
Provision for income taxes	109.3	61.3	242.3	238.7

Net income	$185.8	$156.7	$401.4	$425.3

Basic earnings per share:
Weighted average shares outstanding	294.1	291.0	299.1	281.5

Earnings per share	$0.63	$0.54	$1.34	$1.51

Diluted earnings per share:
Weighted average shares outstanding	298.7	296.5	303.5	286.9

Earnings per share	$0.62	$0.53	$1.32	$1.48

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$458.8	$888.2
Short-term investments	60.4	56.6
Accounts receivable, net	2,460.2	2,008.1
Inventories, net	1,616.8	1,527.1
Prepaid expenses and other current assets	303.3	259.9
Deferred tax assets	195.7	321.0

Total current assets	5,095.2	5,060.9
Income taxes receivable (1)	202.5	—
Property and equipment, net	626.9	672.3
Goodwill	5,116.8	5,152.3
Intangible assets, net	2,577.7	2,741.6
Other noncurrent assets	51.2	75.9

Total assets	$13,670.3	$13,703.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,708.5	$2,678.6
Accrued expenses and other current liabilities	775.7	556.7
Short-term debt	450.0	450.0
Current portion of long-term debt	75.4	75.5

Total current liabilities	4,009.6	3,760.8
Long-term debt, net	885.5	943.9
Deferred tax liabilities	1,166.2	1,213.8
Other noncurrent liabilities	60.3	60.3

Total liabilities	6,121.6	5,978.8

Total stockholders’ equity	7,548.7	7,724.2

Total liabilities and stockholders’ equity	$13,670.3	$13,703.0

(1)	This line item reflects the establishment of a receivable from the Internal Revenue Service as a result of a favorable tax ruling received in the third quarter of 2006.

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Nine Months Ended
	September 30, 2006	September 24, 2005
Cash flows from operating activities:
Net income	$401.4	$425.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	133.2	121.5
Amortization of intangibles	163.9	138.0
Deferred income taxes	(72.7)	(85.0)
Stock-based compensation on employee stock plans	74.5	—
Tax benefit on employee stock plans	57.7	80.1
Excess tax benefits from stock-based compensation arrangements	(32.1)	—
Other	32.2	22.5
Net changes in assets and liabilities (net of acquisition effects, 2005 only):
Accounts receivable	(482.1)	4.6
Inventories	(89.7)	132.1
Prepaid expenses and other current assets	(43.0)	(21.0)
Deferred income taxes	152.6	—
Income taxes receivable	(202.5)	—
Other noncurrent assets	20.6	40.4
Current liabilities and other noncurrent liabilities	247.8	43.0

Net cash provided by operating activities	361.8	901.5

Cash flows from investing activities:
Cash paid for Accredo, net of cash acquired	—	(989.1)
Capital expenditures	(87.8)	(77.4)
Purchases of securities and other investments	(72.4)	(53.3)
Proceeds from sale of securities and other investments	69.6	53.3

Net cash used by investing activities	(90.6)	(1,066.5)

Cash flows from financing activities:
Proceeds from long-term debt	—	750.0
Repayments on long-term debt	(56.6)	(1,046.4)
Proceeds under accounts receivable financing facility	150.0	450.0
Repayments under accounts receivable financing facility	(150.0)	—
Debt issuance costs	(0.4)	(2.4)
Purchase of treasury stock	(825.9)	(69.1)
Excess tax benefits from stock-based compensation arrangements	32.1	—
Proceeds from employee stock plans	150.2	263.7

Net cash (used by) provided by financing activities	(700.6)	345.8

Net (decrease) increase in cash and cash equivalents	(429.4)	180.8
Cash and cash equivalents at beginning of period	888.2	1,145.5

Cash and cash equivalents at end of period	$458.8	$1,326.3

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended September 30, 2006		Nine Months Ended September 30, 2006
	Net Income	Net Income per Diluted Share	Net Income		Net Income per Diluted Share
Reconciliation of one-time legal settlements charge:
As reported	$185.8	$0.62	$401.4		$1.32
One-time legal settlements charge	—	—	99.9	(1)	0.33

Excluding the one-time charge	$185.8	$0.62	$501.3		$1.65

(1)	This represents the after-tax effect of the one-time pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed pending federal legal matters. The settlement agreements for these three matters were signed and approved by the District Court on October 23, 2006.

Table 5.

	Quarters Ended		Nine Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Earnings Per Share Reconciliation:
Net income per diluted share, excluding the one-time charge*	$0.62	$0.53	$1.65	$1.48
Adjustment for the amortization of intangible assets	0.09	0.09	0.27	0.29

Adjusted net income per diluted share, excluding the one-time charge	$0.71	$0.62	$1.92	$1.77

*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 6.

	Quarter Ended September 24, 2005	Nine Months Ended September 24, 2005
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$0.53	$1.48
Stock option expense effect, net	(0.05)	(0.16)

Pro forma net income per diluted share including stock option expense effect	$0.48	$1.32

	Quarter Ended September 30, 2006 (1)	Nine Months Ended September 30, 2006 (1)

Net income per diluted share, excluding the one-time charge*	$0.62	$1.65

(1)	The third quarter and nine months of 2006 includes stock option expense, net of $0.03 and $0.10 per share, respectively.

	Quarter Ended September 24, 2005	Nine Months Ended September 24, 2005
Pro forma 2005 Net Income with stock option expense effect:
Net income	$156.7	$425.3
Stock option expense effect, net	(14.2)	(46.5)

Pro forma net income including stock option expense effect	$142.5	$378.8

	Quarter Ended September 30, 2006 (2)	Nine Months Ended September 30, 2006 (2)

Net income, excluding the one-time charge*	$185.8	$501.3

(2)	The third quarter and nine months of 2006 includes stock option expense, net of $9.0 and $30.7 million, respectively.
*	Please refer to Table 4 for reconciliation of the one-time legal settlements charge.

Table 7.

	Quarters Ended
	September 30, 2006	September 24, 2005
Pro forma Earnings Per Share Reconciliation, excluding income tax benefits:
Net income per diluted share, including pro forma stock option effect for 2005*	$0.62	$0.48
Less: Third-quarter Income tax benefits	(0.02)	(0.09)

Pro forma net income per diluted share, excluding income tax benefits in both years	$0.60	$0.39

*	Please refer to Table 6 for reconciliation of the 2005 pro forma stock option effect.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 8.

	Quarters Ended		Nine Months Ended
	September 30, 2006	September 24, 2005 (1)	September 30, 2006		September 24, 2005 (1)
EBITDA Reconciliation:
Net income	$185.8	$156.7	$401.4		$425.3
Add:
Interest and other (income) expense, net (2)	20.9	10.6	49.8		27.1
Provision for income taxes (3)	109.3	61.3	242.3		238.7
Depreciation expense	42.3	40.4	133.2		121.5
Amortization expense	54.6	48.1	163.9		138.0

EBITDA	$412.9	$317.1	$990.6		$950.6

One-time legal settlements charge	—	—	162.6	(4)	—

EBITDA, excluding the one-time legal settlements charge	$412.9	$317.1	$1,153.2		$950.6

Claims Detail:
Prescriptions administered
Mail-order	22.3	21.4	66.4		63.2
Retail	112.7	109.2	344.4		330.0

Total	135.0	130.6	410.8		393.2

Adjusted prescriptions (5)	179.2	173.4	542.3		519.6

EBITDA per adjusted prescription	$2.30	$1.83	$1.83		$1.83

EBITDA per adjusted prescription, excluding the one-time legal settlements charge	$2.30	$1.83	$2.13		$1.83

(1)	The Accredo acquisition occurred in Medco’s fiscal August 2005 month-end. Accordingly, the 2005 results exhibited include Accredo for one five-week month (fiscal September 2005) only.
(2)	2005 includes a $1.7 million write-off in the third quarter associated with the debt refinancing for the Accredo acquisition and a write-off of deferred debt issuance costs amounting to $0.7 million in the first quarter associated with accelerated term loan payments.
(3)	2006 includes a $6.6 million nonrecurring tax benefit reflected in the third quarter, as well as a $12.5 million nonrecurring tax benefit reflected for the nine months. 2005 includes a $25.7 million nonrecurring tax benefit reflected in the third quarter and nine months.
(4)	This represents the one-time pre-tax legal settlements charge of $162.6 million recorded in the first quarter of 2006. This charge reflected an agreement with the U.S. Attorney’s Office for the Eastern District of Pennsylvania to settle three previously disclosed pending federal legal matters. The settlement agreements for these three matters were signed and approved by the District Court on October 23, 2006.
(5)	Estimated adjusted prescription volume equals the majority of mail-order prescriptions multiplied by 3, plus retail prescriptions. These mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.

Selected Information

(Unaudited)

(In millions, except for per share data)

Table 9.

	Full Year Ended December 30, 2006 (1)		Full Year Ended December 29, 2007
	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
Estimated net income per diluted share	$2.33	$2.36	$2.76	$2.83
Estimated adjustment for the amortization of intangible assets	0.36	0.36	0.36	0.36

Estimated adjusted net income per diluted share	$2.69	$2.72	$3.12	$3.19

2007 net income per diluted share growth over 2006			17%	21%
2007 adjusted net income per diluted share growth over 2006			15%	19%

Full Year Ended December 31, 2005
Pro forma 2005 Earnings Per Share with stock option expense effect:
Net income per diluted share	$2.05
Stock option expense effect, net	(0.21)

Pro forma net income per diluted share including stock option expense effect	$1.84

	Full Year Ended December 30, 2006 (1)
	Low End	High End
2006 estimated net income per diluted share (above)	$2.33	$2.36

2006 growth over pro forma 2005	27%	28%

(1)	2006 guidance excludes the one-time legal settlements charge of $0.33 per share and includes stock option expense, net of approximately $0.13 per share.

Table 10.

	September 30, 2006	December 31, 2005
Balance Sheet Debt:
Term loans	$475.0	$531.3
Senior notes	496.9	496.7
Accounts receivable financing facility	450.0	450.0
Fair value adjustment for interest rate swap agreements	(11.4)	(9.3)
Other notes payable	0.4	0.7

Total debt	$1,410.9	$1,469.4

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